[ ], 2024

[Name]

[Title]

AMG Pantheon Credit Solutions Fund

680 Washington Boulevard, Suite 500

Stamford, CT 06901

Re:	AMG Pantheon Credit Solutions Fund (the “Fund”)

Dear [  ]:

Pursuant to the Investment Management Agreement between the Fund and Pantheon Ventures (US) LP (“Pantheon”) dated [ ], 2024, Pantheon is entitled to investment management fees of 1.15% of the Fund’s average daily managed assets. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Pantheon agrees irrevocably that it shall waive 0.50% of the investment management fees payable to it through [ ], 2025.

Pantheon Ventures (US) LP

By:
Name:
Title:

Your signature below acknowledges

acceptance of this Agreement:

AMG Pantheon Credit Solutions Fund

By:
Name:
Title: